Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACTS:
August 5, 2009
News Media
	Eric Grant	(202) 624-6091

Financial Community
	Robert Dennis	(202) 624-6129
WGL Holdings, Inc. Reports Increased Third Quarter Fiscal Year 2009 Results
•	Consolidated GAAP earnings per share up 5 cents per share for the third quarter and year-to-date over the comparative fiscal year 2008 periods

•	Consolidated non-GAAP operating earnings up 5 cents per share for the third quarter and 11 cents per share year-to-date over the comparative fiscal 2008 periods

•	Retail Energy-Marketing segment adds over 35,600 electric and gas customer accounts (17% increase) in the 3rd quarter as a result of unprecedented market opportunities

•	Earnings Guidance for Fiscal Year 2009 adjusted for higher marketing costs associated with the customer increase in the energy marketing business
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) for the quarter ended June 30, 2009 of $1.8 million, or $0.04 per share, an increase of $2.3 million or $0.05 per share, over a net loss of $(492,000), or $(0.01) per share, reported for the quarter ended June 30, 2008.
For the nine months of fiscal year 2009, we reported net income determined in accordance with GAAP of $131.5 million, or $2.61 per share, an increase of $3.8 million, or $0.05 per share, over net income of $127.7 million, or $2.56 per share, reported for the comparative period of fiscal year 2008. Our operations are seasonal and, accordingly, our operating results for the three and nine months ended June 30, 2009, are not indicative of the results expected for the twelve months ending September 30, 2009.
“Our strong third quarter results and outlook for fiscal year 2009 reflects our commitment to long-term, sustainable success measured in benefits for our customers, investors and employees,” said James H. DeGraffenreidt, Jr., chairman and chief executive officer of WGL Holdings. “Everyone in our Company remains focused on achieving our core strategic objectives while also identifying opportunities to leverage the strength of our balance sheet and excellent liquidity position.”

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s storage capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.
For the quarter ended June 30, 2009, our non-GAAP operating earnings were $5.6 million, or $0.11 per share, an increase of $2.5 million, or $0.05 per share, over non-GAAP operating earnings of $3.1 million, or $0.06 per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2009, our non-GAAP operating earnings were $140.0 million, or $2.78 per share, an increase of $6.9 million, or $0.11 per share, over non-GAAP operating earnings of $133.1 million, or $2.67 per share, for the same period of the prior fiscal year.
Third Quarter Results by Business Segment
Regulated Utility Segment
We typically report a net loss for quarters ending June 30 because of the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period. For the quarter ended June 30, 2009, our regulated utility segment reported a seasonal net loss of $(2.4) million, or $(0.05) per share, compared to a net loss of $(8.1) million, or $(0.16) per share, reported for the third quarter of the prior fiscal year. After adjustments, non-GAAP operating loss for the regulated utility segment was $(4.4) million, or $(0.09) per share, for the quarter ended June 30, 2009, compared to a non-GAAP operating loss of $(1.4) million, or $(0.03) per share, for the same quarter of the prior fiscal year. For the three month comparisons, non-GAAP operating earnings included: (i) changes in natural gas consumption patterns that benefited the comparative period last year (ii) a decrease in the recovery of carrying costs caused by lower average investment in storage gas inventory (iii) lower asset optimization program margins due primarily to the timing of recognizing realized losses on financial derivatives and (iv) an increase in our accrued liability for the Earnings Sharing Mechanism in Virginia. Partially offsetting these unfavorable trends were a decrease in operation and maintenance expenses and an increase in average active customer meters over the prior period.
For the nine months ended June 30, 2009, our regulated utility segment reported net income of $126.7 million, or $2.52 per share, an increase of $12.6 million, or $0.23 per share, over net income of $114.1 million, or $2.29 per share, reported for the nine months ended June 30, 2008. After adjustments, non-GAAP operating earnings for the regulated utility segment were $120.1 million, or $2.39 per share, for the nine months ended June 30, 2009, compared to non-GAAP operating earnings of $121.5 million, or $2.44 per share, for the same nine months of the prior fiscal year. For the nine month comparisons, non-GAAP operating earnings were lower due to the prior year beneficial effects for natural gas consumption patterns and for last year’s beneficial impact of the timing of certain rate relief mechanisms in Maryland. Partially offsetting these unfavorable effects are: (i) an increase in average active customer meters over the prior period; (ii) an increase in the recovery of carrying costs on higher average investment in storage gas inventory; (iii) higher margins from our asset optimization program and (iv) lower costs for weather protection products related to our District of Columbia territory.

Retail Energy-Marketing Segment
For the quarter ended June 30, 2009, the retail energy-marketing segment reported net income of $3.9 million or $0.08 per share, compared to net income of $8.1 million, or $0.16 per share, reported for the third quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $9.6 million, or $0.19 per share, for the quarter ended June 30, 2009, an increase of $4.5 million, or $0.09 per share, over non-GAAP operating earnings of $5.1 million, or $0.10 per share, for the same quarter in the prior fiscal year.
For the nine months ended June 30, 2009, the retail energy-marketing segment reported net income of $3.6 million, or $0.07 per share, compared to net income of $15.0 million, or $0.30 per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $18.8 million, or $0.37 per share, for the nine months ended June 30, 2009, an increase of $5.8 million, or $0.11 per share, over non-GAAP operating earnings of $13.0 million, or $0.26 per share, for the same period of the prior fiscal year.
For both the three and nine month comparisons, the increases in non-GAAP operating earnings are primarily due to higher natural gas margins, reflecting a rise in margin per therm sold, as well as higher electricity margins, due to increased electric sales volumes, partially offset by higher operating expenses related to increased marketing initiatives designed to take advantage of unpredictably unique marketing opportunities that arose this quarter. Total promotional, marketing and customer acquisition expense in the quarter on a pre-tax basis was $3.0 million higher than the same quarter in the prior year, and was $4.5 million higher year-to-date than in the prior year. The increase in expense arose primarily from accelerated mass-marketing efforts targeted toward residential and small commercial customers. Similarly, the wholesale electric market also provided exceptional marketing opportunities as the supply costs for electricity fell below the electric utility standard offer rates. Also contributing to the increased expense were sales costs associated with gains in our share of the large commercial electric and gas markets, as weaker competition from alternative suppliers provided greater opportunities. In general, marketing expenses associated with adding customers are recovered through increased margins within a one year period. The difference between GAAP net income and non-GAAP operating earnings is due to adjustments to eliminate unrealized mark-to-market gains and losses primarily attributable to energy supply contracts. These supply contracts are subject to mark-to-market treatment, while the corresponding retail sales commitments are not subject to mark-to-market treatment. There is also a GAAP net income adjustment to non-GAAP operating earnings for certain electric costs attributable to prior-periods that impacts only the year to date comparison.
Design-Build Energy Systems Segment
For the quarter ended June 30, 2009, the design-build energy systems segment reported net income of $834,000, or $0.02 per share, an increase of $533,000, or $0.01 per share, over net income of $301,000, or $0.01 per share, reported for the same quarter of the prior fiscal year. For the nine months ended June 30, 2009, the design-build energy systems segment reported net income of $2.9 million, or $0.06 per share, an increase of $2.1 million, or $0.04 per share, over net income of $825,000, or $0.02 per share, reported for the same period of the prior fiscal year. This increase primarily reflects the growth in the number and in the size and profitability of design-build projects. There were no non-GAAP adjustments for this segment for any of the periods presented.

Earnings Outlook
Our GAAP earnings estimate for the fiscal year 2009 is in a range of $2.33 to $2.45 per share. This estimate includes projected fiscal year 2009 earnings from our regulated utility segment in a range of $2.14 per share to $2.20 per share and projected fiscal year 2009 earnings from our unregulated business segments in a range of $0.19 per share to $0.25 per share.
We are also providing a consolidated earnings estimate for fiscal year 2009 based on non-GAAP operating earnings in a range of $2.39 per share to $2.51 per share which primarily reflects stronger projected margins over fiscal year 2008 for both our retail energy-marketing and design-build energy segments. This estimate includes projected fiscal year 2009 non-GAAP operating earnings from our regulated utility segment in a range of $2.00 per share to $2.06 per share, and projected fiscal year 2009 non-GAAP operating earnings from our unregulated business segments in a range of $0.39 per share to $0.45 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this news release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.
We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our Webcast that will be posted to the WGL Holdings Web site,www.wglholdings.com.
Other Information
We will hold a conference call at 10:30 a.m. Eastern time on August 6, 2009, to discuss our third quarter financial results for fiscal year 2009. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live Webcast, click on the “Webcast” link located on the home page of the referenced site. The Webcast and related slides will be archived on the WGL Holdings Web site through August 31, 2009.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our Web site,www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2009	2008	2009	2008

OPERATING REVENUES
Utility	$185,958	$241,486	$1,350,836	$1,374,827
Non-utility	241,078	223,163	943,176	861,485

Total Operating Revenues	427,036	464,649	2,294,012	2,236,312

OPERATING EXPENSES
Utility cost of gas	75,185	137,376	757,112	813,955
Non-utility cost of energy-related sales	222,160	200,473	901,472	809,952
Operation and maintenance	71,448	72,669	220,221	212,354
Depreciation and amortization	23,168	23,610	71,494	71,210
General taxes and other assessments	22,852	21,019	94,534	84,395

Total Operating Expenses	414,813	455,147	2,044,833	1,991,866

OPERATING INCOME	12,223	9,502	249,179	244,446
Other Income (Expenses)—Net	818	446	1,595	1,594
Interest Expense
Interest on long-term debt	10,422	9,975	30,894	29,931
Other—net	390	475	3,572	5,209

Total Interest Expense	10,812	10,450	34,466	35,140
Dividends on Washington Gas preferred stock	330	330	990	990

INCOME (LOSS) BEFORE INCOME TAXES	1,899	(832)	215,318	209,910
INCOME TAX EXPENSE (BENEFIT)	92	(340)	83,816	82,167

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$1,807	$(492)	$131,502	$127,743

AVERAGE COMMON SHARES OUTSTANDING
Basic	50,141	49,638	50,092	49,515
Diluted	50,435	49,638	50,349	49,832

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$0.04	$(0.01)	$2.63	$2.58
Diluted	$0.04	$(0.01)	$2.61	$2.56

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(2,391)	$(8,051)	$126,701	$114,123

Non-utility operations:
Retail energy-marketing	3,850	8,118	3,633	14,955
Design-build energy systems	834	301	2,867	825
Other activities	(486)	(860)	(1,699)	(2,160)

Total non-utility	4,198	7,559	4,801	13,620

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$1,807	$(492)	$131,502	$127,743

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	September 30,
(In thousands)	2009	2008

ASSETS
Property, Plant and Equipment
At original cost	$3,249,910	$3,184,247
Accumulated depreciation and amortization	(1,006,612)	(975,945)

Net property, plant and equipment	2,243,298	2,208,302

Current Assets
Cash and cash equivalents	41,629	6,164
Accounts receivable, net	274,067	250,165
Storage gas—at cost (first-in, first-out)	156,788	406,629
Other	122,292	79,391

Total current assets	594,776	742,349

Deferred Charges and Other Assets	318,626	292,892

Total Assets	$3,156,700	$3,243,543

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,131,378	$1,047,564
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	624,090	603,738

Total capitalization	1,783,641	1,679,475

Current Liabilities
Notes payable and current maturities of long-term debt	104,650	346,949
Accounts payable and other accrued liabilities	202,795	243,123
Other	202,002	158,407

Total current liabilities	509,447	748,479

Deferred Credits	863,612	815,589

Total Capitalization and Liabilities	$3,156,700	$3,243,543

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)
FINANCIAL STATISTICS

	Twelve Months Ended
	June 30,
	2009	2008

Closing Market Price—end of period	$32.02	$34.74
52-Week Market Price Range	$37.08-$22.40	$36.22-$29.79
Price Earnings Ratio	13.3	15.0
Annualized Dividends Per Share	$1.47	$1.42
Dividend Yield	4.6%	4.1%
Return on Average Common Equity	10.9%	11.0%
Total Interest Coverage (times)	5.1	4.9
Book Value Per Share—end of period	$22.56	$21.53
Common Shares Outstanding—end of period (thousands)	50,141	49,912

UTILITY GAS STATISTICS

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(In thousands)	2009	2008	2009	2008	2009	2008

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$110,381	$147,099	$918,036	$919,750	$1,002,706	$991,331
Commercial and Industrial — Firm	30,451	47,619	240,261	257,101	275,433	280,825
Commercial and Industrial — Interruptible	725	2,233	3,540	7,391	4,727	8,471
Electric Generation	275	275	825	817	1,099	1,100

	141,832	197,226	1,162,662	1,185,059	1,283,965	1,281,727

Gas Delivered for Others
Firm	27,882	25,931	124,838	122,354	141,715	139,838
Interruptible	10,204	9,581	40,177	38,402	47,982	46,434
Electric Generation	56	98	238	260	350	354

	38,142	35,610	165,253	161,016	190,047	186,626

	179,974	232,836	1,327,915	1,346,075	1,474,012	1,468,353
Other	5,984	8,650	22,921	28,752	38,440	40,562

Total	$185,958	$241,486	$1,350,836	$1,374,827	$1,512,452	$1,508,915

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,

(In thousands of therms)	2009	2008	2009	2008	2009	2008

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	73,996	76,796	653,211	590,135	690,603	627,339
Commercial and Industrial — Firm	25,230	28,380	185,739	177,647	207,455	196,382
Commercial and Industrial — Interruptible	690	1,564	2,882	5,623	3,802	6,563

	99,916	106,740	841,832	773,405	901,860	830,284

Gas Delivered for Others
Firm	68,992	70,856	416,653	389,671	460,973	431,098
Interruptible	55,056	51,177	228,573	211,841	273,358	257,281
Electric Generation	12,458	22,547	58,778	57,577	93,377	124,083

	136,506	144,580	704,004	659,089	827,708	812,462

Total	236,422	251,320	1,545,836	1,432,494	1,729,568	1,642,746

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	102,817	111,755	565,045	562,604	637,479	636,434

Number of Customers (end of period)	148,800	138,200	148,800	138,200	148,800	138,200

Electricity Sales
Electricity Sales (thousands of kWhs)	1,293,340	854,263	3,176,253	2,625,336	4,158,536	3,676,641

Number of Accounts (end of period)	98,900	63,600	98,900	63,600	98,900	63,600

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	75.34 ¢	119.11 ¢	91.69 ¢	104.52 ¢	93.62 ¢	103.86 ¢

HEATING DEGREE DAYS
Actual	343	271	4,203	3,456	4,205	3,466
Normal	302	302	3,759	3,773	3,774	3,789
Percent Colder (Warmer) than Normal	13.6%	(10.3)%	11.8%	(8.4)%	11.4%	(8.5)%

Average Active Customer Meters	1,069,189	1,058,527	1,065,925	1,056,183	1,063,037	1,053,901

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s storage capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while the corresponding retail sales commitments are not. With the exception of certain transactions related to the optimization of system storage capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts which are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s storage capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. This reflects a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Quarter Ended June 30, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$(2,391)	$3,850	$834	$(486)	$1,807
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(1,181)	5,773	—	—	4,592
Storage optimization program (b)	(805)	—	—	—	(805)

Non-GAAP operating earnings (loss)	$(4,377)	$9,623	$834	$(486)	$5,594

GAAP diluted earnings (loss) per average common share (50,435 shares)	$(0.05)	$0.08	$0.02	$(0.01)	$0.04
Per share effect of non-GAAP adjustments	(0.04)	0.11	—	—	0.07

Non-GAAP operating earnings (loss) per share	$(0.09)	$0.19	$0.02	$(0.01)	$0.11

Quarter Ended June 30, 2008
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$(8,051)	$8,118	$301	$(860)	$(492)
Adjusted for (item shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	6,660	(3,020)	—	—	3,640

Non-GAAP operating earnings (loss)	$(1,391)	$5,098	$301	$(860)	$3,148

GAAP diluted earnings (loss) per average common share (49,638 shares)	$(0.16)	$0.16	$0.01	$(0.02)	$(0.01)
Per share effect of non-GAAP adjustments	0.13	(0.06)	—	—	0.07

Non-GAAP operating earnings (loss) per share	$(0.03)	$0.10	$0.01	$(0.02)	$0.06

Nine Months Ended June 30, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$126,701	$3,633	$2,867	$(1,699)	$131,502
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(6,369)	16,408	—	—	10,039
Storage optimization program (b)	2,500	—	—	—	2,500
Reversal of reserve for natural gas costs (c)	(2,781)	—	—	—	(2,781)
Reversal of prior period electric costs (d)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$120,051	$18,812	$2,867	$(1,699)	$140,031

GAAP diluted earnings (loss) per average common share (50,349 shares)	$2.52	$0.07	$0.06	$(0.04)	$2.61
Per share effect of non-GAAP adjustments	(0.13)	0.30	—	—	0.17

Non-GAAP operating earnings (loss) per share	$2.39	$0.37	$0.06	$(0.04)	$2.78

Nine Months Ended June 30, 2008
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$114,123	$14,955	$825	$(2,160)	$127,743
Adjusted for (items shown after-tax):
Reversal of costs related to business process outsourcing (e)	(1,139)	—	—	—	(1,139)
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	9,722	(1,974)	—	—	7,748
Other regulatory adjustments (f)	(1,242)	—	—	—	(1,242)

Non-GAAP operating earnings (loss)	$121,464	$12,981	$825	$(2,160)	$133,110

GAAP diluted earnings (loss) per average common share (49,832 shares)	$2.29	$0.30	$0.02	$(0.05)	$2.56
Per share effect of non-GAAP adjustments	0.15	(0.04)	—	—	0.11

Non-GAAP operating earnings (loss) per share	$2.44	$0.26	$0.02	$(0.05)	$2.67

*	Per share amounts for “Other Activities” may include adjustments for rounding

(Footnote references are described on the following page)

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
Fiscal Year 2009

	Quarterly Period Ended (g)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income	$54,625	$75,070	$1,807		$131,502
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(960)	6,407	4,592		10,039
Storage optimization program (b)	767	2,538	(805)		2,500
Reversal of reserve for natural gas costs (c)	(2,781)	—	—		(2,781)
Reversal of prior period electric costs (d)	—	(1,229)	—		(1,229)

Non-GAAP operating earnings	$51,651	$82,786	$5,594		$140,031

Diluted average common shares outstanding	50,208	50,420	50,435		50,349

GAAP diluted earnings per average common share	$1.09	$1.49	$0.04		$2.61
Per share effect of non-GAAP adjustments	(0.06)	0.16	0.07		0.17

Non-GAAP operating earnings per share	$1.03	$1.65	$0.11		$2.78

Fiscal Year 2008

	Quarterly Period Ended (g)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income (loss)	$47,197	$81,038	$(492)		$127,743
Adjusted for (items shown after-tax):
Reversal of costs related to business process outsourcing (e)	(1,139)	—	—		(1,139)
Unrealized mark-to-market loss on energy-related derivatives (a)	2,613	1,495	3,640		7,748
Other regulatory adjustments (f)	(1,242)	—	—		(1,242)

Non-GAAP operating earnings	$47,429	$82,533	$3,148		$133,110

Diluted average common shares outstanding	49,645	49,781	49,638		49,832

GAAP diluted earnings (loss) per average common share	$0.95	$1.63	$(0.01)		$2.56
Per share effect of non-GAAP adjustments	0.01	0.03	0.07		0.11

Non-GAAP operating earnings per share	$0.96	$1.66	$0.06		$2.67

Footnotes:

(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory. These storage optimization non-GAAP adjustments which were reported on multiple lines in previous quarters have been combined in this report.

(c)	In the quarter ended December 31, 2008, Washington Gas recorded a $4.6 million reversal of a reserve for disallowed gas costs in Maryland and recorded income of $4.6 million due to a February 5, 2009 Order issued by the Public Service Commission of Maryland. This Order resolved a contingency related to a proposed order issued by a Hearing Examiner of the PSC of MD in fiscal year 2006.

(d)	Represents a non-GAAP adjustment to reverse a prior period electric cost adjustment during the quarter ended March 31, 2009.

(e)	Represents the reversal of expenses that were incurred in prior fiscal years for initial implementation costs allocable to the District of Columbia associated with our business process outsourcing plan. These costs were recorded to a regulatory asset in the first quarter of fiscal year 2008 upon approval of 10-year amortization accounting by the District of Columbia Public Service Commission in a March 28, 2007 Final Order.

(f)	Represents favorable regulatory adjustments made during the first quarter of fiscal year 2008 applicable to prior fiscal years due to revised treatment for hexane costs in Maryland and certain shared revenues in the District of Columbia.

(g)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2009
Consolidated

	Low	High

GAAP Earnings Per Share Guidance Range	$2.33	$2.45
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.15	0.15
Storage optimization program (b)	(0.01)	(0.01)
Reversal of reserve for natural gas costs (c)	(0.06)	(0.06)
Reversal of prior period electric costs (d)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$2.39	$2.51

Regulated Utility Segment

	Low	High

GAAP Earnings Per Share Guidance Range	$2.14	$2.20
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.07)	(0.07)
Storage optimization program (b)	(0.01)	(0.01)
Reversal of reserve for natural gas costs (c)	(0.06)	(0.06)

Non-GAAP Operating Earnings Per Share Guidance Range	$2.00	$2.06

Unregulated Business Segments

	Low	High

GAAP Earnings Per Share Guidance Range	$0.19	$0.25
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.22	0.22
Reversal of prior period electric costs (d)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.39	$0.45

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2009. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory. These storage optimization non-GAAP adjustments which were reported on multiple lines in previous quarters have been combined in this report.

(c)	In the quarter ended December 31, 2008, Washington Gas recorded a $4.6 million reversal of a reserve for disallowed gas costs in Maryland and recorded income of $4.6 million due to a February 5, 2009 Order issued by the Public Service Commission of Maryland. This Order resolved a contingency related to a proposed order issued by a Hearing Examiner of the PSC of MD in fiscal year 2006.

(d)	Represents a non-GAAP adjustment to reverse a prior period electric cost adjustment during the quarter ended March 31, 2009.